Exhibit 21.1

Subsidiaries

Name	Jurisdiction

RPT Realty, Inc.	Michigan
RPT Realty, L.P.	Delaware
Ramco TRS LLC	Delaware
RPT R2G Investor LLC	Delaware
RPT RGMZ Investor LLC	Delaware